UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the

Securities Exchange Act of 1934

Check the appropriate box:

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☒	Definitive Information Statement

GROM SOCIAL ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

_____________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GROM SOCIAL ENTERPRISES, INC.

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

April 19, 2021

Dear Shareholders:

The enclosed Information Statement is being furnished to the holders of record of the shares of the common stock, with a par value of $0.001 per share (the “Common Stock”), and Series B 8% convertible preferred stock, with a par value of $0.001 per share (the “Series B Stock”), of Grom Social Enterprises, Inc., a Florida corporation (the “Company), as of the close of business on the record date, April 8, 2021 (the “Record Date”). The purpose of the Information Statement is to notify our shareholders that on April 7, 2021, the Company received a written consent in lieu of a meeting (the “Board Consent”) from the members of the board of directors of the Company (the “Board”) and on April 8, 2021, the Company received a written consent in lieu of a meeting from the holders of approximately 81.2% of the voting stock (the “Consenting Shareholders”) of the Company (the “Shareholder Consent” and together with the Board Consent, the “Written Consents”).

The Written Consents adopted resolutions, which approved the granting of authority to the Board to amend the Company’s articles of incorporation to effect a reverse stock split of the issued and outstanding shares of Common Stock of the Company, by a ratio of no less than 1-for-2 and no more than 1-for-50 (the “New Split Range”), with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date, if at all, as determined by the Board in its sole discretion.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the Consenting Shareholders of the Company. The actions will become effective on a date that is not earlier than twenty-one (21) calendar days after this Information Statement is first mailed to our shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the Consenting Shareholders. Because the Consenting Shareholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting your proxy, and proxies are not requested from shareholders.

This Information Statement is being mailed on or about April 20, 2021 to shareholders of record on the Record Date.

Sincerely,

/s/ Darren Marks

Darren Marks

Chief Executive Officer

GROM SOCIAL ENTERPRISES, INC.

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to the holders of record of the shares of the common stock, with a par value of $0.001 per share (the “Common Stock”), and Series B 8% convertible preferred stock, with a par value of $0.001 per share (the “Series B Stock”), of Grom Social Enterprises, Inc., a Florida corporation (the “Company”), as of the close of business on the record date, April 8, 2021 (the “Record Date”). The purpose of the Information Statement is to notify our shareholders that on April 7, 2021, the Company received a written consent in lieu of a meeting (the “Board Consent”) from the members of the board of directors of the Company (the “Board”) and on April 8, 2021, the Company received a written consent in lieu of a meeting from the holders of approximately 81.2% of the voting stock (the “Consenting Shareholders”) of the Company (the “Shareholder Consent” and together with the Board Consent, the “Written Consents”).

The Written Consents adopted resolutions, which: authorize the granting of authority to the Board to amend the Company’s articles of incorporation (“Articles of Incorporation”) to effect a reverse stock split of the issued and outstanding shares of Common Stock of the Company, by a ratio of not less than 1-for-2 and not more than 1-for-50 (the “New Split Range”, with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Split”), and with such Reverse Split to be effective at such time and date, if at all, as determined by the Board in its sole discretion.

The actions will become effective on a date that is not earlier than twenty-one (21) calendar days after this Information Statement is first mailed to our shareholders.

Because the Consenting Shareholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting proxies in connection with the adoption of these actions, and proxies are not requested from shareholders.

In accordance with our bylaws, our Board has fixed the close of business on April 8, 2021 as the record date for determining the shareholders entitled to notice of the above noted actions (the “Record Date”). This Information Statement is being mailed on or about April 20, 2021 to shareholders of record on the Record Date.

Under Florida law, shareholders have no appraisal or dissenters’ rights in connection with the matters described in this Information Statement and we will not independently provide our shareholders with any such right.

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DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one Information Statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any shareholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to authorize the Board to implement the Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the Company.  In accordance with the Company’s bylaws, the Board has fixed April 8, 2021, as the Record Date for determining the shareholders entitled to vote or give written consent.

As of the Record Date, there were (i) 190,284,001 shares of Common Stock outstanding, with each share of Common Stock entitled to one vote, (ii) no shares of Series A preferred stock outstanding, and (iii) 9,215,059 shares of Series B Stock outstanding. Prior to conversion, each share of Series B Stock has the right to 50 votes per share. The holders of Series B Stock vote together as a single class with the holders of the Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock. Darren Marks and Melvin Leiner, both officers and directors of the Company, hold proxies from holders of 9,140,059 shares of Series B Stock granting each of Messrs. Marks and Leiner the power to vote all of the shares held by such holders of Series B Stock until August 4, 2022. As of the Record Date, this consists of: (i) an aggregate of 457,002,950 votes, representing 50 votes for each of the 9,140,059 shares of Series B Stock for which Messrs. Marks and Leiner have been given proxies, in the aggregate, and (ii) an aggregate of 43,076,005 shares of Common Stock, in the aggregate. In addition, Mr. Marks has the power to vote 17,717,346 shares of Common Stock held through an affiliate, and Mr. Leiner has the right to vote 10,959,834 shares of Common Stock held through an affiliate. On April 8, 2021, by delivery of the Shareholder Consent, Mr. Marks and Mr. Leiner approved the Reverse Split, by providing written consents as to 517,796,301 votes and 10,959,834 votes, respectively, representing an aggregate of 528,756,135 votes, or approximately 81.2% of the voting capital of the Company. Accordingly, the majority of votes necessary to authorize the Reverse Split, was received.

No other shareholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from shareholders.

Under Section 607.0704 of the Florida Business Corporation Act (“FBCA”), shareholders may take action without a meeting of the shareholders, and without prior notice, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting.  The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company. This Notice of Action by Written Consent and Information Statement constitutes notice to you under Section 607.0704 of the FBCA of the actions taken by the Written Consent. On April 7, 2021, the Board, and on April 8, 2021, the Consenting Shareholders executed and delivered to the Company, the Written Consents. Accordingly, in compliance with the FBCA, at least a majority of the total voting stock of the Company have approved the Reverse Split. As a result, no vote or proxy is required by the shareholders to approve the adoption of the foregoing actions.

This Information Statement is being furnished to all holders of the Company’s Common Stock and Series B Stock pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, solely for the purpose of informing shareholders of these corporate actions before they take effect. In accordance with Exchange Act Rule 14c-2, the shareholder consent will become effective no sooner than 20 calendar days following the mailing of this Information Statement.

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BOARD DISCRETIONARY AUTHORITY TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

General

On September 14, 2020, our Board authorized, and on September 16, 2020, the shareholders holding a majority of the voting capital of the Company, previously approved, by written consents, the Reverse Split at a ratio of no less than 1-for-2 and no more than 1-for-25 (the “Initial Split Range”), and granted the Board the sole discretion to select an appropriate ratio of the Reverse Split within the Initial Split Range and to effect the Reverse Split at such time and date, if at all, by filing the Articles of Amendment with the Secretary of State of the State of Florida. Our Board has determined that it is in the best interests of the Company and its stockholders to increase the ratio of the Reverse Split to a ratio of no less than 1-for-2 and no more than 1-for-50 (the “New Split Range”), and on April 7, 2021, our Board authorized, and on April 8, 2021, the Consenting Shareholders, approved, by written consents, the New Split Range for the Reverse Split, and granted the Board the sole discretion to select the exact ratio of the Reverse Split within the New Split Range, and to effect the Reverse Split at such time and date, if at all, upon filing of the Articles of Amendment with the Secretary of State of the State of Florida.

Potential Effects of the Reverse Split

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock.  The Reverse Split will also raise the per share trading price of our Common Stock, which is currently trading on the OTCQB tier of the OTC marketplace.

Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Split as such shareholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split.  The table below sets forth the number of shares of our Common Stock issued and outstanding after the Reverse Split based on 190,284,001 shares of Common Stock outstanding as of the Record Date.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

As of the Record Date, there were 190,284,001 shares outstanding. Depending on the ratio for the Reverse Stock Split determined by the Board, a minimum of 2 and a maximum of 50 shares of existing Common Stock will be combined into one new share of Common Stock. The table below shows, as of the Record Date, the number of outstanding shares of Common Stock that would result from the listed hypothetical Reverse Split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
1-for-2	95,142,000
1-for-5	38,056,800
1-for-10	19,028,400
1-for-15	12,685,600
1-for-20	9,514,200
1-for-25	7,611,360
1-for-30	6,342,800
1-for-35	5,436,686
1-for-40	4,757,100
1-for-45	4,228,533
1-for-50	3,805,680

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Although the Reverse Split will not have any dilutive effect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Reverse Split does not change the current authorized number of shares of capital stock of the Company. The remaining authorized shares of Common Stock may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products.

We do not currently have any plans, proposals or arrangements to issue any of the authorized shares which would become newly available as a result of the Reverse Split, as the Company currently has sufficient authorized shares to be issued in connection with any planned capital raise or outstanding securities, including options and warrants. Nevertheless, in order to support our projected need for additional equity capital and to provide flexibility to raise the capital as necessary, our Board believes the number of shares of Common Stock should be maintained at 500,000,000 shares.

Reasons for the Reverse Split

The primary purpose for implementing the proposed Reverse Split would be to increase the per share price of the Common Stock and decrease the number of outstanding shares of Common Stock which the Board believes would help with the Company’s future financing needs, increase investment interest, broaden the pool of investors and increase trading volume and help:

•	make the Common Stock more marketable;

•	attract new investors who are reluctant to invest in shares with low prices;

•	attract investment from certain institutional investors and investment funds who are presently prevented under their guidelines from investing in our stock at its current price levels;

•	attract and retain employees who may be less likely to work for a company with a low stock price; and

•	meet the requirements for a possible uplisting on The Nasdaq Capital Market.

Management believes that the Reverse Split may also provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing, stock-based acquisitions and strategic alliances and provide a more manageable number of Common Stock shares issued and outstanding, allowing the Company’s management to more efficiently manage shareholders’ interests. Also, currently, the Company’s authorized shares are insufficient if all of its outstanding preferred stock, convertible promissory notes, stock options and warrants were exercised and/or converted, as applicable. The effective increase in the number of our authorized but unissued shares generated by the Reverse Split will enable the Company to fulfill our obligations to issue shares on a fully-diluted basis.

The Board considered that, as a matter of policy, many institutional investors will not purchase stocks trading below certain minimum price levels, and brokers often discourage their customers from purchasing such stocks. We believe that these concerns will be reduced if the price per share of our common stock increases.

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The Board believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company’s earnings, a significant change in net earnings or losses is required to create a noticeable change, in absolute terms, in such company’s reported earnings or loss per share levels. If we implement a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to developments in our business.

A reverse stock split may also reduce the relatively high transaction costs and commissions incurred by our shareholders due to our currently low per share trading price. The structure of trading commissions, when they are set at a fixed price per share, can have an adverse impact on holders of lower-priced securities because the brokerage commissions generally represent a higher percentage of the sales prices of lower-priced securities than they do on higher-priced issues, which may discourage trading in such lower-priced securities. If the price of our shares is higher, then the adverse impact of these commissions could be reduced.

Any increase in the liquidity of our common stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the reverse stock split. Furthermore, the reverse stock split will likely increase the number of common stock holdings that are not divisible by 100 (often referred to as “odd lots”), which may make these shares more difficult to sell and could result in higher selling costs for shareholders who hold odd lots.

The Board believes that the potential positive effects of a reverse stock split can outweigh the potential negative effects and intends to implement the proposed split only if they conclude that to be the case. In making that evaluation the Board will take into account various negative factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that a reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks.  Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks.  Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock. Investors may also be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Additionally, the increased market price per share of our Common Stock as a result of the Reverse Split may result in our eligibility to list our Common Stock on The Nasdaq Capital Market assuming all other quantitative and qualitative requirements for listing are met. In order to list our Common Stock on The Nasdaq Capital Market, among other requirements, our Common Stock must maintain a minimum bid price of $4.00. Current and prospective investors and the brokerage community may view an investment in our Common Stock more favorably if our Common Stock is quoted on The Nasdaq Capital Market. Upon determination by the Board that it will pursue listing on The Nasdaq Capital Market (and the Company otherwise meets the listing criteria) and the stock price of our Common Stock is trading below such minimum bid price requirement, the Board may select an appropriate ratio and file Articles of Amendment to our Articles of Incorporation with the Secretary of State of the State of Florida to effectuate the Reverse Split.

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The Board, in its sole discretion, may elect to effect any one (but not more than one) of the reverse split ratios within the range indicated, or none of them if our Board determines in its sole discretion not to proceed with the Reverse Split. We believe that the availability of the alternative reverse split ratios will provide the Board with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for the Company and its shareholders. In determining which of the alternative reverse stock split ratios to implement, if any, following the receipt of shareholder approval, our Board may consider, among other things, factors such as the trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Split on the trading market for our Common Stock.

The Board reserves its right to elect to abandon the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its shareholders. We cannot assure you that the Board will ultimately determine to effect the Reverse Split or, if effected, that the Reverse Split will have any of the desired effects described above.  More specifically, we cannot assure you that after the Reverse Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will satisfy The Nasdaq Capital Market listing criteria if such listing is pursued, or once initially listed, that we will be able to maintain such listing.

Neither our Board nor the Company currently has intentions of going private. The Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our Common Stock by up to a factor of fifty.  We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time.  While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by an equivalent multiple, or result in any permanent increase in the market price of our Common Stock.  The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our market capitalization will be reduced, perhaps significantly.

The number of shares held by each individual shareholder would be reduced if the Reverse Split is implemented. This may also increase the number of shareholders who hold less than a “round lot,” or 100 shares.  This has two disadvantages.  First, the rules of The Nasdaq Capital Market require that at least half the minimum required number of round lot holders (450) must each hold unrestricted securities with a minimum value of $2,500 to be listed on such exchange.  Second, the transaction costs to shareholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

If the Board concludes that it is in the best interests of our Company and our shareholders to effect the Reverse Split, Articles of Amendment to the Company’s Articles of Incorporation will be filed with the Secretary of State of the State of Florida.  The actual timing of the filing of the Articles of Amendment with the Secretary of State of the State of Florida to effect the Reverse Split will be determined by our Board.  In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Articles of Amendment, without further action by our shareholders.  The Reverse Split will be effective as of the date of filing with the Secretary of State of the State of Florida or at such time and date as specified in the Articles of Amendment (the “Effective Time”).

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Upon the filing of the Articles of Amendment, without further action on our part or our shareholders, the outstanding shares of Common Stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board in its sole discretion.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, the number of shares our Common Stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each shareholder will remain unchanged except for any de minimus change resulting from cash in lieu of any fractional shares that such shareholder would have received as a result of the Reverse Split.

Any outstanding shares of options, warrants, notes, debentures and other securities, including the Series B Stock, entitling their holders to purchase shares of the Company's Common Stock would be adjusted as a result of the Reverse Split, as required by the terms of these particular securities. The conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio determined by the Board.

Effect on Registration and Stock Trading

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act.   The Reverse Split would not affect the registration of the Common Stock under the Exchange Act.

Exchange of Stock Certificates; Fractional Shares

At the Effective Time of the Reverse Split, automatically, without any action on the part of any shareholder, the Company’s issued and outstanding shares of Common Stock (“Old Common Stock”) shall be converted into new shares of Common Stock (“New Common Stock”) on the basis of the Reverse Split ratio determined by the Board. Each holder of a certificate or certificates, which, immediately prior to the Effective Time, represented outstanding shares of Old Common Stock, will, from and after the Effective Time, be entitled to receive a certificate or certificates representing the shares of New Common Stock into which the shares of Old Common Stock are reclassified in connection with the Reverse Split. Our Board does not intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares.  In lieu of issuing fractional shares, the Company will round shares up to the nearest whole number and all shares of Old Common Stock eliminated as a result of the Reverse Split will be cancelled. Shareholders who otherwise would be entitled to receive fractional shares because they hold, as of the Effective Time of the Reverse Split, a number of shares of our Old Common Stock not evenly divisible will be entitled to one share of New Common Stock.

As of the Record Date, we had 533 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Split to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

Until surrendered, we will deem outstanding certificates representing shares of Old Common Stock (the “Old Certificates”) held by shareholders to be cancelled and only to represent the number of whole shares of New Common Stock to which these shareholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of New Common Stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend on the back of the New Certificate.

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Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders.  However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.  Shareholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If and when our Board elects to effect the Reverse Split, the authorized number of shares of our Common Stock will remain at 500,000,000. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the Reverse Split ratio.  As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board may deem advisable without further action by our shareholders, except as required by applicable laws and regulations.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized Common Stock at 500,000,000 after the Reverse Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of our Company. The shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards.  However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Split would give our Board authority to issue additional shares from time to time without delay or further action by the shareholders. The Reverse Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

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If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each shareholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split.  Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

No Appraisal Rights

Under the FBCA, our shareholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide our shareholders with any such rights.

Text of Proposed Amendment; Effectiveness

The text of the proposed Articles of Amendment is set forth in Appendix A to this Information Statement. If and when effected by our Board, the Articles of Amendment will become effective upon its filing with the Secretary of State of the State of Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 19, 2021, the number of shares of Common Stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of our directors; (iii) each of our executive officers, and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of our Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder's address is c/o Grom Social Enterprises, Inc., 2060 NW Boca Raton Blvd., #6, Boca Raton, Florida, 33431.

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The percentages below are calculated based on 190,284,001 shares of common stock and 9,215,059 shares of Series B Stock issued and outstanding as of April 19, 2021.

Name of Beneficial Owner	Common Stock		Percentage of Common Stock	Series B Preferred Stock		Percentage of Series B Stock	Combined Voting Power
Executive Officers and Directors:
Darren Marks	17,717,346	(1)	9.3%	–		–	79.5%	(11)
Melvin Leiner	10,959,834	(2)	5.8%	–		–	78.5%	(12)
Robert Stevens	250,000	(3)	*	–		–	*
Norman Rosenthal	291,700	(4)	*	–		–	*
Thomas J. Rutherford	2,864,475		1.5%	–		–	*
All officers and directors as a group (5 persons)	32,083,355	(5)	16.9%	–		–	81.7%	(14)

5% or Greater Holders:
Denis J. Kerasotes (6) 31 Fairview Lane Springfield, Illinois 62711	**		*	3,816,105	(13)	41.4%	–

Condor Equities, LLC (7) 2535Webb Girth Road Gainesville, Georgia 30507	16,872,942	(8)(13)	8.6%	3,031,300	(13)	32.9%	–

Section 3 Developments (9) 2415 Alta Monte Drive Cedar Park, Texas 78613	**		*	520,000	(13)	5.6%	–

Eileen F. Kerasotes Family Trust (10) 4747 County Road 501 Bayfield, CO 81122	**		*	472,420	(13)	5.1%	–

__________

*Less than 1%

*Less than 5%

(1) Represents 17,717,346 shares held by Family Tys, LLC (“Family Tys”), of which Mr. Marks is the managing member and over which Mr. Marks has voting and dispositive power. Does not include an aggregate of (i) 9,140,059 shares of Series B Stock (with 50 votes per share, or 457,002,950 votes in the aggregate), or (ii) 43,076,005 shares of Common Stock, for which Mr. Marks has a voting proxy until August 6, 2022.

(2) Represents 10,959,834 shares held by 4 Life LLC (“4 Life”), of which Mr. Leiner is the managing member and over which Mr. Leiner has voting and dispositive power. Does not include an aggregate of (i) 9,140,059 shares of Series B Stock (with 50 votes per share, or 460,752,950 votes in the aggregate), or (ii) 43,076,005 shares of Common Stock, for which Mr. Marks has a voting proxy until August 6, 2022.

(3) Represents shares held by Thistle Investments, LLC, of which Mr. Stevens is managing member and over which Mr. Stevens has sole voting and dispositive power.

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(4) Represents shares held by Tempest Systems, Inc., of which Mr. Rosenthal is chief executive officer and over which Mr. Rosenthal has sole voting and dispositive power.

(5) Does not include an aggregate of (i) 9,140,059 shares of Series B Stock (with 50 votes per share, or 457,002,950 votes in the aggregate), or (ii) 43,076,005 shares of Common Stock, for which Messrs. Marks and Leiner have a voting proxy until August 6, 2022.

(6) Includes 25,000 shares held by the Denis J. Kerasotes Trust, dated June 13, 2017, of which Mr. Kerasotes as trustee has sole voting and dispositive power.

(7) Dale Nabb, manager of Condor Equities, LLC (“Condor”), has sole voting and dispositive power of the shares held by Condor.

(8) Includes (i) 2,000,000 shares underlying a convertible note, (ii) an aggregate of 3,200,000 shares underlying currently exercisable warrants at an average exercise price of $0.23 per share, and (iii) 750,000 shares of Common Stock held by Dale Nabb, manager of Condor.

(9) Michael Tapajna, chief executive officer of Section 3 Developments, Inc. (“Section 3”), has sole voting and dispositive power of the shares held by Section 3.

(10) John G. Kerasotes, as trustee of the Eileen F. Kerasotes Trust, has sole voting and dispositive power over the shares held by such Trust.

(11) Based upon (i) 17,717,346 shares held by Family Tys of which Mr. Marks is the managing member and over which Mr. Marks has voting and dispositive power, and (ii) the voting rights to an aggregate of (A) 43,076,005 shares of Common Stock held by certain holders of our Series B Stock, and (B) 9,140,059 shares of Series B Stock, having the right to 50 votes for every one share of Series B Stock, held by certain holders of Series B Stock and for which Mr. Marks has a voting proxy until August 6, 2022.

(12) Based upon (i) 10,959,834 shares held by 4 Life of which Mr. Leiner is the managing member and over which Mr. Leiner has voting and dispositive power, and (ii) the voting rights to an aggregate of (A) 43,076,005 shares of Common Stock held by certain holders of our Series B Stock, and (B) 9,140,059 shares of Series B Stock, having the right to 50 votes for every one share of Series B Stock, held by certain holders of Series B Stock and for which Mr. Leiner has a voting proxy until August 6, 2022.

(13) Darren Marks, the Company’s Chief Executive Officer, President, and a director and Melvin Leiner, the Company’s Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer, Secretary and a director, have the voting rights to such shares of Series B Stock until August 6, 2022, pursuant to voting proxies from such shareholders.

(14) Includes 9,140,059 shares of Series B Stock (with 50 votes per share, or 457,002,950 votes in the aggregate).

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INTEREST OF CERTAIN PERSONS IN OR IN

OPPOSITION TO MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ from that of the other holders of Company’s Common Stock) and their eligibility to receive awards under the Plan, none of our officers, directors or any of their respective affiliates or associates will have any interest in the Reverse Split.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference the following documents:

1. Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on June 30, 2020;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on August 6, 2020;

3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on September 2, 2020;

4. Our Current Report on Form 8-K, dated September 16, 2020, filed with the SEC on September 21, 2020;

5. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 23, 2020;

6. Our Current Report on Form 8-K, dated November 30, 2020, filed with the SEC on February 12, 2021;

7. Our Current Report on Form 8-K, dated February 9, 2021, filed with the SEC on February 19, 2021;

8. Our Current Report on Form 8-K, dated March 11, 2021, filed with the SEC on April 5, 2021;

9. Our Current Report on Form 8-K, dated April 1, 2021, filed with the SEC on April 7, 2021; and

10. Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 13, 2021.

Where You Can Find More Information

You may read and copy any reports, statements or other information filed by us at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through our website, which is http://www.gromsocial.com. The information contained on the website is not incorporated by reference in, or in any way part of, this Information Statement.

Delivery of Documents to Security Holders Sharing an Address

The Company will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, within one business day of receipt of such request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Grom Social Enterprises, Inc. c/o Melvin Leiner at the at the below address or telephone number.

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (a) your name, (b) your shared address, and (c) the address to which the Company should direct the additional copy of this Information Statement, to Grom Social Enterprises, Inc. c/o Melvin Leiner at the at the below address or telephone number. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made in the same manner by mail or telephone to the Company’s principal executive offices.

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OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

(561) 287-5776

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CERTAIN TRANSACTIONS ENTERED INTO BY THE COMPANY.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board, /s/ Darren Marks Darren Marks Chief Executive Officer

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APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

articles OF INCORPORATION

OF

grom social enterprises, INC.

Under Section 607.1006 of the Florida Business Corporation Act (the “FBCA”),

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Grom Social Enterprises, Inc. (the “Corporation”).

2.	The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on August 4, 2014. Amendments to the Articles of Incorporation were filed with the Secretary of State of the State of Florida on each of August 17, 2017, April 8, 2019, June 12, 2019 and August 4, 2020.

3.	Upon the filing and effectiveness (the “Effective Time”) pursuant to the FBCA of this amendment to the Corporation’s Certificate of Incorporation, each [*] shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

4.	This Certificate of Amendment shall become effective as of [—], at [—] [a.m./p.m.].

5.	This Certificate of Amendment was duly adopted in accordance with Section 607.1001 of the FBCA. The Board duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. Written consents were solicited from all of our stockholders of record pursuant to Section 607.0704 of the Florida Business Corporations Act and Article II, Section 12 our Bylaws. A consent solicitation was mailed on or about March 9, 2018 and the necessary number of shares consented to proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

*	Whole number between two (2) and fifty (50) as determined by the Board of Directors in its sole discretion.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed as of this ______ day of __________, 2021.

GROM SOCIAL ENTERPRISES, INC.

______________________________________

[Name]

[Title]

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